UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2026

Hillman Solutions Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-39609	85-2096734
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1280 Kemper Meadow Drive
Cincinnati, Ohio 45240
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (513) 851-4900
Former name or former address

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	HLMN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
In connection with the completion of the acquisition of Kanebridge, LLC (“Kanebridge”), on August 28, 2026, Hillman Solutions Corp.’s (the “Company”) wholly‑owned subsidiaries, The Hillman Companies, Inc., (“Holdings”) and The Hillman Group, Inc. (the “Borrower”) entered into Amendment No. 1 (the “First Amendment”) to that certain term loan credit agreement, dated as of July 22, 2026, by and among Jefferies Finance LLC, as administrative agent, and the lenders and other parties thereto (the “Term Credit Agreement”).

The First Amendment provides for an additional $200.0 million of senior secured term loans (the “Additional Term Loans”), the proceeds of which were used, together with cash on hand and borrowings under the Company's existing revolving credit facility, to finance a portion of the consideration paid to acquire Kanebridge and to pay related fees and expenses. The Additional Term Loans were made on the same terms and maturity as the Company’s existing senior secured term loans maturing July 22, 2033.

The Additional Term Loans contain usual and customary representations and warranties, covenants and events of default customary for facilities of this type and do not contain any financial maintenance covenants. Pricing for the Additional Term Loans are at the Borrower’s option either SOFR plus a margin of 2.00% or ABR plus a margin of 1.00%. The stated maturity date of the Additional Term Loans under the First Amendment is July 22, 2033. The Additional Term Loans and other amounts outstanding under the First Amendment and related documents are guaranteed by Holdings, the immediate parent of the Borrower, and, subject to certain exceptions, the Borrower’s material wholly-owned domestic subsidiaries and are secured by substantially all of the Borrower’s and the guarantors’ assets.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the First Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.
On August 28, 2026, the Company, through a wholly owned subsidiary, completed its previously announced acquisition of Kanebridge pursuant to the Equity Purchase Agreement, dated July 31, 2026 (the “Purchase Agreement”).

The aggregate purchase price was approximately $315 million, subject to customary post-closing adjustments for cash, indebtedness, working capital and transaction expenses. The acquisition was funded through a combination of cash on hand, borrowings under the Company’s revolving credit facility and proceeds from the $200 million of Additional Term Loans described above.

The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which was previously filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed on August 3, 2026 and is incorporated herein by reference

Item 8.01	Other Events.
On September 3, 2026, the Company issued a press release announcing the completion of the acquisition of Kanebridge. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.

10.1    Amendment No. 1, dated August 28, 2026, to that certain Term Loan Credit Agreement, dated as of July 22, 2026, by and among The Hillman Companies, Inc., The Hillman Group, Inc., the financial institutions party thereto as Lenders, and Jefferies Finance LLC, as administrative agent.

99.1    Press Release Announcing Closing of Kanebridge Acquisition, dated September 3, 2026.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: September 3, 2026	Hillman Solutions Corp.

	By:	/s/ Robert O. Kraft
	Name:	Robert O. Kraft
	Title:	Chief Financial Officer